Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191684 and 333- 208589 on Form S-8 and Registration Statement No. 333-206876 on Form S-3 of our reports dated February 21, 2018, relating to the consolidated financial statements of SRC Energy Inc. and subsidiaries, and the effectiveness of SRC Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of SRC Energy Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 21, 2018